EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Common Stock of Cellular Biomedicine Group, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 7th day of July, 2014.

FULL MOON RESOURCES

By:	\s\ Pak To Leung
Name: Pak To Leung
Title: Director

VENTURE GARDEN LIMITED

By:	\s\ Pak To Leung
Name: Pak To Leung
Title: Director

\s\ Pak To Leung
Pak To Leung